Exhibit 99.2
Cawley, Gillespie & Associates, Inc.
petroleum consultants

1000 LOUISIANA STREET, SUITE 625	306 WEST SEVENTH STREET, SUITE 302	9601 AMBERGLEN BLVD., SUITE 117
HOUSTON, TEXAS 77002-5008	FORT WORTH, TEXAS 76102-4987	AUSTIN, TEXAS 78729-1106
713-651-9944	817-336-2461	512-249-7000
FAX 713-651-9980	FAX 817-877-3728	FAX 512-233-2618
January 12, 2009
Whiting USA Trust I
1700 Broadway, Suite 2300
Denver, Colorado 80290-2300

Re:	Evaluation Summary — SEC Price
Whiting USA Trust I Interests
Proved Producing Reserves
Certain Properties Located in Various States
As of December 31, 2008

Pursuant to the Guidelines of the Securities and Exchange Commission for Reporting Corporate Reserves and Future Net Revenue
Gentlemen:
     As requested, we are submitting our estimates of proved producing reserves and forecasts of economics attributable to the underlying properties, from which a net profits interest has been formed and conveyed by Whiting Petroleum Corporation to the Whiting USA Trust I. These certain oil properties are located in North Dakota, Texas, Oklahoma, Arkansas, Montana, Wyoming, Michigan, New Mexico, Alabama, Louisiana, Colorado, Kansas, Utah and Mississippi. Also included in the table below are the proved reserves attributable to the same underlying properties estimated to be produced by December 31, 2021, which is the estimated date of termination for Whiting USA Trust I. This report includes results for an SEC pricing scenario. The results of this evaluation are presented in the accompanying tabulations, with a composite summary presented below:

		Proved Developed Producing
		Underlying	Underlying Properties
		Properties	Reserves Estimated to be Produced
Net Reserves		Full Economic Life	By December 31, 2021
Oil	- Mbbl	4,542.9	3,911.3
Gas	- MMcf	24,931.5	20,282.0
NGL	- Mbbl	334.0	294.6
Equivalent*	- Mbbl	9,032.1	7,586.3
Revenue
Oil	- M$	170,540.0	146,242.3
Gas	- M$	124,158.4	100,546.3
NGL	- M$	7,194.5	6,326.1
Other	- M$	0.0	0.0
Severance Taxes	- M$	24,211.5	19,940.2
Ad Valorem Taxes	- M$	2,502.0	2,122.4
Operating Expenses	- M$	146,196.8	119,860.8
Investments	- M$	0.0	0.0
Net Operating Income	- M$	128,982.7	111,191.4
Discounted @ 10%	- M$	81,495.3	78,385.1

*	Calculated based on an energy equivalent that one Bbl of crude oil equals six Mcf of natural gas and one Bbl of crude oil equals one Bbl of natural gas liquids.

Whiting USA Trust I
January 12, 2009

The discounted cash flow value shown above should not be construed to represent an estimate of the fair market value by Cawley, Gillespie & Associates, Inc.
Hydrocarbon Pricing
     As requested for the SEC scenario, initial oil and gas prices of $44.60 per bbl Nymex WTI and $5.63 per MMbtu Nymex Henry Hub were adjusted individually to WTI posted pricing at $41.30 per bbl and Houston Ship Channel pricing at $5.03 per MMbtu, as of December 31, 2008. Prices were not escalated in the SEC scenario. Oil price differentials, gas price differentials and heating values were applied as furnished by your office.
Expenses and Taxes
     Lease operating expenses and Ad Valorem tax values were forecast as provided by your office. Lease operating expenses were held constant in accordance with SEC guidelines. Severance tax rates were applied at normal state percentages of oil and gas revenue.
Miscellaneous
     An on-site field inspection of the properties has not been performed. The mechanical operation or conditions of the wells and their related facilities have not been examined nor have the wells been tested by Cawley, Gillespie & Associates, Inc. Possible environmental liability related to the properties has not been investigated nor considered. The cost of plugging and the salvage value of equipment at abandonment have not been included.
     The proved reserve classifications used conform to the criteria of the Securities and Exchange Commission (“SEC”). The reserves and economics are predicated on regulatory agency classifications, rules, policies, laws, taxes and royalties in effect as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions have not been considered. All reserve estimates represent our best judgment based on data available at the time of preparation, and assumptions as to future economic and regulatory conditions. It should be realized that the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.
     The reserve estimates were based on interpretations of factual data furnished by your office. Production data, gas prices, gas price differentials, expense data, tax values and ownership interests were also supplied by you and were accepted as furnished. To some extent information from public records has been used to check and/or supplement these data. The basic engineering and geological data were subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data.
Yours very truly,

Robert D. Ravnaas, P.E.
Executive Vice President